Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statements (Form S-8 No. 333-63278, Form S-8 No. 333-125555, Form S-8 No. 333-147263, and Form S-8 No. 333-175066) pertaining to the Amended and Restated 1997 Incentive and Capital Accumulation Plan of Avatar Holdings Inc. and Registration Statements (Form S-8 No. 333-20611 and Form S-8 No. 333-218934) pertaining to the 2015 Incentive Compensation Plan of AV Homes, Inc., and

(2)	Registration Statement (Form S-3 No. 333-212071) of AV Homes, Inc. and related Prospectus for the registration of $300,000,000 in common stock, preferred stock, and debt securities;

of our report dated March 4, 2016, with respect to the consolidated financial statements of AV Homes, Inc. and subsidiaries included in this Annual Report (Form 10-K) of AV Homes, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 23, 2018